EXHIBIT 99.1

News Release

Contact(s):	Media Inquiries:	Visteon Corporation
	Kimberly A. Welch	Corporate Communications
	(313) 755-3537	17000 Rotunda Drive
	kwelch5@visteon.com	Dearborn, Michigan 48120
Facsimile: 313-755-7983

Jim Fisher
(313) 755-0635
jfishe89@visteon.com

Investor Inquiries:
Derek Fiebig
(313) 755-3699
dfiebig@visteon.com

Visteon Reports Improved First Quarter Earnings and Increases Full-Year Guidance

Highlights

•	Net income of $30 million reflects $45 million improvement over first quarter 2003

•	First quarter revenue increased $268 million to $5 billion

•	Non-Ford sales increased 36% over first quarter 2003 to $1.3 billion

•	Significant new business wins with Hyundai, DaimlerChrysler, PSA and Nissan

•	Cash provided by operating activities was $105 million

•	Revised full-year guidance upward

DEARBORN, Michigan, April 22, 2004 – Visteon Corporation (NYSE: VC) today reported first quarter 2004 net income of $30 million, or $0.23 per share. These results are an improvement of $45 million, or $0.35 per share, compared to a net loss of $15 million, or $0.12 per share, in the first quarter 2003. First quarter results include after-tax special charges of $7 million in 2004 and $20 million in 2003.

Revenue for the first quarter 2004 was $5 billion, up $268 million from first quarter 2003. The increase, compared to a year ago, reflects primarily growth in non-Ford revenue and the favorable impact of exchange rates. Non-Ford revenue totaled $1.3 billion for the quarter, up 36% or about $350 million from the first quarter of 2003.

“The path to profitability that Visteon has been traveling is starting to deliver the results we intended,” said Peter J. Pestillo, Visteon’s chairman and chief executive officer. “Our performance improvement reflects the actions we

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News Release

have taken and the hard work of our dedicated employees who devote each day to serving our customers with speed, focus and discipline. We’re pleased with our new business wins. 2004 will be the year that defines our character as a competitive, global Tier one supplier.”

First quarter earnings reflect the benefits from improved operating performance, increased non-Ford business, earlier restructuring actions, and decreased post-retirement health care and life insurance expenses, offset partially by price reductions. Visteon’s first quarter earnings were above the company’s previous guidance of $0.05 to $0.15 per share primarily due to lower than anticipated post-retirement health care and life insurance benefit expenses.

Cash provided by operating activities was $105 million, a $240 million improvement in performance from first quarter 2003. Visteon ended the quarter with $1.2 billion in cash and marketable securities.

Second Quarter and Full Year 2004 Outlook

Revenue for second quarter 2004 is projected to be in the range of $4.7 to $4.8 billion, up from $4.6 billion in 2003, reflecting primarily non-Ford revenue growth. Visteon expects second quarter net income of $13 million to $25 million, or $0.10 to $0.20 per share.

Visteon expects full year revenue to be between $18.6 billion and $18.8 billion in 2004. This estimate is based on full year Ford North American vehicle production of 3.7 million units. Non-Ford revenue is expected to exceed $5 billion for the full year. Visteon expects net income of $90 to $140 million, or $0.70 to $1.10 per share. This is higher than the company’s previous guidance of $0.50 to $1.00 per share. Full year 2004 projected results include anticipated pre-tax special charges of up to $50 million. Visteon expects cash from operations to be higher than capital spending for the full year.

Quarterly Conference Call Scheduled at 9 a.m. EDT Today

Visteon will host a conference call at 9 a.m. EDT today, Thursday, April 22, to discuss the first quarter results in further detail, as well as other related matters. To participate in the conference call, callers in the U.S. should dial 888-452-7086 and callers outside of the U.S. should dial 706-643-3752. Please call in approximately 10 minutes prior to the start of the conference. For a replay of the conference, those in the U.S. should call 800-642-1687; outside the U.S., callers should dial 706-645-9291. The pass code to access the replay is 6547210. The replay will be available for one week.

Visteon will provide a broadcast of the quarterly meeting for the general public via a live audio web cast. The conference call, along with the financial results press release, presentation material and other supplemental information, can be accessed through Visteon’s web site at www.visteon.com/earnings.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon

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News Release

has approximately 72,000 employees and a global delivery system of more than 200 technical, manufacturing, sales and service facilities located in 25 countries.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “projects,” “outlook” and similar words and phrases signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties which could cause our results to differ materially from those expressed in these forward-looking statements. These factors, risks and uncertainties include the automotive vehicle production volumes and schedules of our customers, the effect of pension and other post-employment benefit obligations, our ability to recover our remaining deferred tax asset, the need to recognize restructuring and other special items, as well as those factors identified in our filings with the Securities and Exchange Commission (including our Annual Report on Form 10-K for the year-ended December 31, 2003). We assume no obligation to update these forward-looking statements.

# # #

Visteon news releases, photographs and product specification details are available at www.visteon.com

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VISTEON CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DATA
(unaudited)
(in millions, except per share amounts and percentages)

	First Quarter
		2004
		over/(under)
	2004	2003
Sales
Ford and affiliates	$3,637	$(84)
Other customers	1,335	352

Total sales	$4,972	$268

Depreciation and amortization
Depreciation	$140	$—
Amortization	26	3

Total depreciation and amortization	$166	$3

Selling, administrative and other expenses	$263	$21
Income before income taxes	$56	$75
Net income	$30	$45
Net income per share
Basic	$0.24	$0.36
Diluted	0.23	0.35
Average shares outstanding
Basic	125.3	(0.7)
Diluted	128.5	2.5
Special charges (1)
Included in costs of sales	$11	$(15)
Included in selling, administrative and other expenses	—	(5)

Total pre-tax special charges	$11	$(20)

Special charges above, after-tax	$7	$(13)
Special charges per share, based on average diluted shares outstanding above	$0.05	$(0.11)
Effective tax rate	38%	2 pts
Capital expenditures	$198	$17
Cash provided by operating activities	$105	$240
Cash and borrowing (at end of period)
Cash and marketable securities	$1,188	$241
Borrowing	2,221	534

1 – Special charges relate to restructuring and other actions discussed further in Note 4.

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME
For the Periods Ended March 31, 2004 and 2003
(in millions, except per share amounts)

	First Quarter
	2004	2003
	(unaudited)
Sales
Ford and affiliates	$3,637	$3,721
Other customers	1,335	983

Total sales	4,972	4,704
Costs and expenses (Notes 2 and 4)
Costs of sales	4,645	4,477
Selling, administrative and other expenses	263	242

Total costs and expenses	4,908	4,719
Operating income (loss)	64	(15)
Interest income	4	4
Interest expense	23	23

Net interest expense	(19)	(19)
Equity in net income of affiliated companies (Note 2)	11	15

Income (loss) before income taxes	56	(19)
Provision (benefit) for income taxes	17	(12)

Income (loss) before minority interests	39	(7)
Minority interests in net income of subsidiaries	9	8

Net income (loss)	$30	$(15)

Earnings (loss) per share (Note 8)
Basic	$0.24	$(0.12)
Diluted	0.23	(0.12)
Cash dividends per share	$0.06	$0.06

The accompanying notes are part of the financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
(in millions)

	March 31,	December 31,
	2004	2003
	(unaudited)
Assets
Cash and cash equivalents	$1,187	$953
Marketable securities	1	3

Total cash and marketable securities	1,188	956
Accounts receivable – Ford and affiliates	1,499	1,198
Accounts receivable – other customers (Note 6)	1,163	1,164

Total receivables, net (Note 2)	2,662	2,362
Inventories (Note 11)	828	761
Deferred income taxes	163	163
Prepaid expenses and other current assets	211	168

Total current assets	5,052	4,410
Equity in net assets of affiliated companies	225	215
Net property	5,386	5,369
Deferred income taxes	713	700
Other assets	277	270

Total assets	$11,653	$10,964

Liabilities and Stockholders’ Equity
Trade payables	$2,457	$2,270
Accrued liabilities	994	924
Income taxes payable	35	27
Debt payable within one year	276	351

Total current liabilities	3,762	3,572
Long-term debt	1,945	1,467
Postretirement benefits other than pensions	527	469
Postretirement benefits payable to Ford	2,079	2,090
Other liabilities	1,491	1,508

Total liabilities	9,804	9,106
Stockholders’ equity
Capital stock
Preferred Stock, par value $1.00, 50 million shares authorized, none outstanding	—	—
Common Stock, par value $1.00, 500 million shares authorized, 131 million shares issued, 129 million and 131 million shares outstanding, respectively	131	131
Capital in excess of par value of stock	3,297	3,288
Accumulated other comprehensive (loss) (Note 12)	(46)	(21)
Other	(34)	(19)
Accumulated deficit	(1,499)	(1,521)

Total stockholders’ equity	1,849	1,858

Total liabilities and stockholders’ equity	$11,653	$10,964

The accompanying notes are part of the financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Periods Ended March 31, 2004 and 2003
(in millions)

	First Quarter
	2004	2003
	(unaudited)
Cash and cash equivalents at January 1	$953	$1,204
Cash flows provided by (used in) operating activities	105	(135)
Cash flows from investing activities
Capital expenditures	(198)	(181)
Purchases of securities	—	(48)
Sales and maturities of securities	3	70
Other	—	6

Net cash used in investing activities	(195)	(153)
Cash flows from financing activities
Commercial paper repayments, net	(54)	(17)
Other short-term debt, net	(19)	—
Proceeds from issuance of other debt, net of issuance costs	474	36
Principal payments on other debt	(12)	(27)
Purchase of treasury stock	(11)	(5)
Cash dividends	(8)	(8)
Other, including book overdrafts	(42)	(1)

Net cash provided by (used in) financing activities	328	(22)
Effect of exchange rate changes on cash	(4)	2

Net increase (decrease) in cash and cash equivalents	234	(308)

Cash and cash equivalents at March 31	$1,187	$896

The accompanying notes are part of the financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
(unaudited)

NOTE 1. Financial Statements

     The financial data presented herein are unaudited, but in the opinion of management reflect those adjustments, including normal recurring adjustments, necessary for a fair statement of such information. Results for interim periods should not be considered indicative of results for a full year. Reference should be made to the consolidated financial statements and accompanying notes included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on February 13, 2004.

     Visteon Corporation (“Visteon”) is a leading, global supplier of automotive systems, modules and components. Visteon sells products primarily to global vehicle manufacturers, and also sells to the worldwide aftermarket for replacement and vehicle appearance enhancement parts. Visteon became an independent company when Ford Motor Company (“Ford”) established Visteon as a wholly-owned subsidiary in January 2000 and subsequently transferred to Visteon the assets and liabilities comprising Ford’s automotive components and systems business. Ford completed its spin-off of Visteon on June 28, 2000 (the “spin-off”). Prior to incorporation, Visteon operated as Ford’s automotive components and systems business.

NOTE 2. Selected Costs, Income and Other Information

Depreciation and Amortization

     Depreciation and amortization expenses are summarized as follows:

	First Quarter
	2004	2003
	(in millions)
Depreciation	$140	$140
Amortization	26	23

Total	$166	$163

Investments in Affiliates

     The following table presents summarized financial data for those affiliates accounted for under the equity method. The amounts represent 100% of the results of operations of these affiliates. Visteon reports its share of their net income in the line “Equity in net income of affiliated companies” on the Consolidated Statement of Income.

	First Quarter
	2004	2003
	(in millions)
Net sales	$334	$291
Gross profit	61	67
Net income	21	30

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
(unaudited)

NOTE 2. Selected Costs, Income and Other Information - (Continued)

Purchase and Supply Agreement with Ford

     Under the terms of the new purchase and supply agreement entered into with Ford on December 19, 2003, Visteon agreed to pay Ford $150 million in lieu of additional productivity price reductions on components supplied by Visteon in North America during 2003. This payment was accrued for in 2003 as a reduction to sales. Visteon paid $50 million in December 2003 and $100 million during the first quarter of 2004.

Accounts Receivable

     The allowance for doubtful accounts was $39 million at March 31, 2004 and $35 million at December 31, 2003.

Income Taxes

     Visteon’s provision (benefit) for income taxes, which is computed based upon income (loss) before income taxes excluding equity in net income of affiliated companies, reflects an effective tax rate of 38% for the first quarter of 2004, compared with 36% for the first quarter of 2003. The change in our effective tax rate is due primarily to the need to maintain full valuation allowances against deferred tax assets in certain foreign jurisdictions. We expect our full year 2004 effective tax rate to be 38%; however, the rate could vary quarter-to-quarter. Further, the rate is largely dependent on pre-tax income (loss) by country, and any changes in our forecast or actual results could have a significant impact on our effective tax rate for a given quarter or for the full year.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
(unaudited)

NOTE 3. Stock-Based Awards

     Starting January 1, 2003, Visteon began expensing the fair value of stock-based awards granted to employees pursuant to Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation.” This standard was adopted on a prospective method basis for stock-based awards granted, modified or settled after December 31, 2002. For stock options and restricted stock awards granted prior to January 1, 2003, Visteon measures compensation cost using the intrinsic value method. If compensation cost for all stock-based awards had been determined based on the estimated fair value of stock options and the fair value set at the date of grant for restricted stock awards, in accordance with the provisions of SFAS 123, Visteon’s reported net income (loss) and income (loss) per share would have changed to the pro forma amounts indicated below:

	First Quarter
	2004	2003
	(in millions, except
	per share amounts)
Net income (loss), as reported	$30	$(15)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	2	1
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(4)	(3)

Pro forma net income (loss)	$28	$(17)

Income (loss) per share:
As reported:
Basic	$0.24	$(0.12)
Diluted	0.23	(0.12)
Pro forma:
Basic	$0.22	$(0.13)
Diluted	0.21	(0.13)

NOTE 4. Special Charges

First Quarter 2004 Actions

     In the first quarter of 2004, Visteon recorded pre-tax charges of $11 million in costs of sales ($7 million after-tax) which includes $6 million for the separation of about 50 hourly employees located at Visteon’s plants in Europe through a continuation of a special voluntary retirement and separation program started in 2002, and $5 million related to the involuntary separation of about 220 employees as a result of the planned closure of our La Verpilliere, France manufacturing facility by the end of 2004. The involuntary separations of the employees at the La Verpilliere facility are expected to occur at various times throughout 2004. Additional charges, if any, as a result of the finalization of employee termination benefits above those legally required, will be recorded during the remainder of 2004 based on the estimated dates of the employee separations. All of the other actions were substantially completed in the first quarter of 2004.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 4. Special Charges - (Continued)

     During the first quarter of 2004, Visteon paid Ford about $23 million of previously accrued amounts related to an agreement entered into in 2003 to reimburse Ford for the actual net costs of transferring seating production, including costs related to Ford hourly employee voluntary retirement and separation programs that Ford is expected to implement.

First Quarter 2003 Actions

     In the first quarter of 2003, Visteon recorded pre-tax charges of $31 million ($20 million after-tax), with $26 million recorded in costs of sales and $5 million in selling, administrative and other expenses. This includes $27 million related to the involuntary separation of about 135 U.S. salaried employees, the separation of about 35 hourly employees located at Visteon’s plants in Europe through a continuation of a special voluntary retirement and separation program started in 2002, and the elimination of about 120 manufacturing positions in Mexico and other minor actions. Included in the $31 million pre-tax charge are $4 million of non-cash charges related to the write-down of a group of coiled spring and stamping equipment at our Monroe, Michigan, plant for which production activities were discontinued and the future undiscounted cash flows were less than the carrying value of these fixed assets held for use. Visteon measured the impairment loss by comparing the carrying value of these fixed assets to the expected proceeds from disposal of the assets after completion of remaining production commitments. The above actions were substantially completed during the first quarter of 2003.

Reserve Activity

     Reserve balances of $32 million and $45 million at March 31, 2004 and December 31, 2003, respectively, are included in current accrued liabilities on the accompanying balance sheets. The March 31, 2004 reserve balance of $32 million includes $23 million related primarily to 2003 restructuring activities. Visteon currently anticipates that the restructuring activities to which all of the above charges relate will be substantially completed by the end of 2004.

	Automotive	Glass	Total
	Operations	Operations	Visteon
	(in millions)
December 31, 2003 reserve balance	$45	$—	$45
First quarter 2004 actions:
Included in costs of sales	11	—	11

Total net expense	56	—	56
Utilization	(24)	—	(24)

March 31, 2004 reserve balance	$32	$—	$32

     Utilization in the first quarter of 2004 of $24 million was primarily related to severance pay.

     On April 14, 2004, Visteon announced its intention to move a portion of its Bedford, Indiana plant operations to an undetermined, cost-competitive manufacturing site. This action could affect about 600 of the plant’s 1,150 hourly and salaried employees. Timing of this intended move has not been determined. Charges related to this move, if any, will be recognized as appropriate when detailed move plans are completed and the terms of any termination benefit arrangements are established.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 5. Employee Retirement Benefits

     Visteon’s retirement plans’ expense for the first quarter of 2004 and 2003 are summarized as follows:

	Retirement Plans				Health Care and Life
	U.S. Plans		Non-U.S. Plans		Insurance Benefits
	2004	2003	2004	2003	2004	2003
	(in millions)
First Quarter
Service cost	$14	$13	$9	$8	$9	$7
Interest cost	17	15	17	13	13	11
Expected return on plan assets	(16)	(14)	(15)	(13)	—	—
Amortization of:
Plan amendments	2	2	3	2	(5)	(2)
(Gains) losses and other	1	—	—	—	8	3
Special termination benefits	—	—	—	7	—	—
Expense for Visteon-assigned Ford-UAW and certain salaried employees	31	21	—	—	37	83

Net pension/postretirement expense	$49	$37	$14	$17	$62	$102

     As discussed in our 2003 Annual Report on Form 10-K, Visteon’s expected contributions during 2004 to U.S. retirement plans and postretirement health care and life insurance plans are $193 million and $72 million, respectively, including payments to Ford of $115 million and $38 million, respectively. As of March 31, 2004, contributions to U.S. retirement plans and postretirement health care and life insurance plans were $23 million and $15 million, respectively, including payments to Ford of $17 million and $14 million, respectively.

     The Medicare Drug Improvement and Modernization Act of 2003 was signed into law on December 8, 2003. This legislation provides for a federal subsidy beginning in 2006 to sponsors of retiree healthcare benefit plans that provide a benefit at least actuarially equivalent to the benefit established by the law. Visteon’s plans generally provide retiree drug benefits that exceed the value of the benefit that will be provided by Medicare Part D, and we have concluded that our plans are actuarially equivalent, pending further definition of the criteria used to determine equivalence. This subsidy is estimated to reduce the benefit obligation for Visteon plans by $95 million as of March 31, 2004, and will be recognized through reduced retiree healthcare expense over the related employee future service lives, subject to final accounting guidance to be issued by the Financial Accounting Standards Board.

     As a result of charges during the period as well as the effect of the Medicare Act, the portion of the postretirement benefit obligation payable to Ford considered contingently payable is $1,079 million and $1,138 million at March 31, 2004 and December 31, 2003, respectively.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 6. Asset Securitization

     In the first quarter of 2004, Visteon established a $100 million revolving accounts receivable securitization facility in the United States (“facility agreement”). Under this facility agreement, Visteon can sell a portion of its U.S. trade receivables to Visteon Receivables LLC (“VRL”), a wholly-owned consolidated special purpose entity. VRL may then sell, on a non-recourse basis (subject to certain limited exceptions), an undivided interest in the receivables to an asset-backed, multi-seller commercial paper conduit, which is unrelated to Visteon or VRL. The conduit typically finances the purchases through the issuance of commercial paper, with back-up purchase commitments from the conduit’s financial institution. The sale of the undivided interest in the receivables from VRL to the conduit will be accounted for as a sale under the provisions of Statement of Financial Accounting Standards No. 140, “Accounting for the Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” When VRL sells an undivided interest to the conduit, VRL retains the remaining undivided interest. The value of the undivided interest sold to the conduit will be excluded from our consolidated balance sheet and will reduce our accounts receivable balance. This facility expires in March 2005 and can be extended annually through March 2008 based upon the mutual agreement of the parties. Additionally, this facility contains financial covenants similar to our unsecured revolving credit facilities. In April 2004, VRL made an initial sale of a $25 million undivided interest in about $300 million of total receivables.

     As of March 31, 2004, Visteon has sold euro 35 million ($43 million) of trade receivables under a European sale of receivables agreement with a bank. This agreement provides for the sale of up to euro 40 million in trade receivables.

NOTE 7. Debt

	March 31,	December 31,
	2004	2003
	(in millions)
Debt payable within one year
Commercial paper	$27	$81
Other – short-term	214	234
Current portion of long-term debt	35	36

Total debt payable within one year	276	351

Long-term debt
8.25% notes due August 1, 2010	723	716
7.95% notes due August 1, 2005	516	518
7.00% notes due March 10, 2014	452	—
Other	254	233

Total long-term debt	1,945	1,467

Total debt	$2,221	$1,818

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 7. Debt – (Continued)

     On March 10, 2004, Visteon completed a public offering of unsecured fixed-rate term debt securities totaling $450 million with a maturity of ten years. The securities bear interest at a stated rate of 7.00%, with interest payable semi-annually on March 10 and September 10, beginning on September 10, 2004. The securities rank equally with Visteon’s existing and future unsecured fixed-rate term debt securities and senior to any future subordinated debt. The unsecured term debt securities agreement contains certain restrictions, including, among others, a limitation relating to liens and sale-leaseback transactions, as defined in the agreement. In the opinion of management, Visteon was in compliance with all of these restrictions. In addition, an interest rate swap has been entered into for a portion of this debt ($225 million). This swap effectively converts the securities from fixed interest rate to variable interest rate instruments.

     On April 6, 2004, Visteon repurchased $250 million of Visteon’s existing 7.95% five-year notes maturing on August 1, 2005. In the second quarter of 2004, Visteon will record a pre-tax debt extinguishment charge of $11 million, which consists of redemption premiums and transaction costs ($19 million), offset partially by the accelerated recognition of gains from interest rate swaps associated with the repurchased debt ($8 million).

NOTE 8. Income (Loss) Per Share of Common Stock

     Basic income (loss) per share of common stock is calculated by dividing reported net income (loss) by the average number of shares of common stock outstanding during the applicable period, adjusted for restricted stock. The calculation of diluted income (loss) per share takes into account the effect of dilutive potential common stock, such as stock options, and contingently returnable shares, such as restricted stock.

	First Quarter
	2004	2003
	(in millions, except
	per share amounts)
Numerator:
Net income (loss)	$30	$(15)

Denominator:
Average common stock outstanding	129.9	129.9
Less: Average restricted stock outstanding	(4.6)	(3.9)

Basic shares	125.3	126.0
Net dilutive effect of restricted stock and stock options	3.2	—

Diluted shares	128.5	126.0

Income (loss) per share:
Basic	$0.24	$(0.12)
Diluted	0.23	(0.12)

     For the first quarter of 2003 potential common stock of about 515,000 shares are excluded from the calculation of diluted income (loss) per share because the effect of including them would have been antidulitive.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 9. Variable Interest Entities

     In December 2003, the FASB issued revised Interpretation No. 46 (“FIN 46”) “Consolidation of Variable Interest Entities.” Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns. Application of FIN 46 was required during the fourth quarter of 2003 for interests in structures that are commonly referred to as special-purpose entities and for all other types of variable interest entities in the first quarter of 2004.

     During the first quarter of 2004, Visteon began to consolidate Lextron/Visteon Automotive Systems, a joint venture with Lextron Corporation located in Canton Mississippi, which started to supply integrated cockpit modules and front-end modules to Nissan in late 2003. Visteon owns 49% of this joint venture. Consolidation of this entity was based on an assessment of the amount of equity investment at risk, the subordinated financial support provided by Visteon, and that Visteon supplies the joint venture’s inventory. The effect of consolidating this entity on Visteon’s results of operations or financial position as of March 31, 2004 was not significant as substantially all of the joint venture’s liabilities and costs are related to activity with Visteon.

     From June 30, 2002, a variable interest entity owned by an affiliate of a bank is included in Visteon’s consolidated financial statements. This entity was established in early 2002 to build a leased facility for Visteon to centralize customer support functions, research and development and administrative operations. Construction of the facility is planned to be completed in 2004 at a cost of about $250 million, with initial occupancy starting in mid-2004. The lease agreement requires Visteon to make lease payments after construction is substantially completed equal to all interest then due and payable by the variable interest entity under the related credit agreement. The lease term expires in 2017, at which time Visteon is required to either purchase the facility at a price equal to the sum of all borrowings under the related credit agreement, less certain proceeds and other amounts applied against the balance, or renew the lease upon the mutual agreement of Visteon and the lessor. As of March 31, 2004, this entity has incurred about $159 million in expenditures related to this facility.

NOTE 10. Product Warranty

     A reconciliation of changes in the product warranty liability is summarized as follows:

March 31,
2004
(in millions)
Beginning Balance	$22
Accruals for products shipped	7
Accruals for pre-existing warranties (including changes in estimates)	9
Settlements	(8)

Ending Balance	$30

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 11. Inventories

     Inventories are summarized as follows:

	March 31,	December 31,
	2004	2003
	(in millions)
Raw materials, work-in-process and supplies	$699	$630
Finished products	129	131

Total inventories	$828	$761

U.S. inventories	$472	$436

NOTE 12. Comprehensive Income

     Comprehensive income is summarized as follows:

	First Quarter
	2004	2003
	(in millions)
Net income (loss)	$30	$(15)
Change in foreign currency translation adjustments	(27)	21
Other	2	7

Total comprehensive income	$5	$13

     Accumulated other comprehensive loss is comprised of the following:

	March 31,	December 31,
	2004	2003
	(in millions)
Foreign currency translation adjustments	$103	$130
Realized and unrealized gains on derivatives, net of tax	9	8
Unrealized loss on marketable securities, net of tax	—	(1)
Minimum pension liability, net of tax	(158)	(158)

Total accumulated other comprehensive loss	$(46)	$(21)

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 13. Segment Information

     Visteon’s reportable operating segments are Automotive Operations and Glass Operations. Financial information for the reportable operating segments is summarized as follows:

	Automotive	Glass	Total
	Operations	Operations	Visteon
		(in millions)
First Quarter
2004:
Sales	$4,833	$139	$4,972
Income (loss) before taxes	47	9	56
Net income (loss)	24	6	30
Special charges before taxes	11	—	11
Special charges after taxes	7	—	7
Total assets, end of period	11,385	268	11,653
2003:
Sales	$4,551	$153	$4,704
Income (loss) before taxes	(23)	4	(19)
Net income (loss)	(18)	3	(15)
Special charges before taxes	30	1	31
Special charges after taxes	19	1	20
Total assets, end of period	11,164	285	11,449

NOTE 14. Litigation and Claims

     Various legal actions, governmental investigations and proceedings and claims are pending or may be instituted or asserted in the future against Visteon, including those arising out of alleged defects in Visteon’s products; governmental regulations relating to safety; employment-related matters; customer, supplier and other contractual relationships; intellectual property rights; product warranties; product recalls; and environmental matters. Some of the foregoing matters involve or may involve compensatory, punitive or antitrust or other treble damage claims in very large amounts, or demands for recall campaigns, environmental remediation programs, sanctions, or other relief which, if granted, would require very large expenditures.

     Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Reserves have been established by Visteon for matters discussed in the foregoing paragraph where losses are deemed probable; these reserves are adjusted periodically to reflect estimates of ultimate probable outcomes. It is reasonably possible, however, that some of the matters discussed in the foregoing paragraph for which reserves have not been established could be decided unfavorably to Visteon and could require Visteon to pay damages or make other expenditures in amounts, or a range of amounts, that cannot be estimated at March 31, 2004. Visteon does not reasonably expect, based on its analysis, that any adverse outcome from such matters would have a material effect on our financial condition, results of operations or cash flows, although such an outcome is possible.